Manchester, Inc. Acquires F.S. English Dealership & GNAC Credit Acceptance

DALLAS, Jan. 4 /PRNewswire-FirstCall/ -- Manchester, Inc. (OTC Bulletin Board: MNCS) today announced that it has completed the acquisition of F.S. English, Inc., a privately held Buy-Here/Pay-Here auto dealership which operates 3 retail locations in the Indianapolis area, and its affiliate GNAC, Inc., a credit acceptance company.

Under the terms of the agreement, Manchester, Inc. paid an aggregate of approximately $8 million, consisting of $3 million in Notes, approximately 1.5 million shares of Company common stock with an estimated value of $3 million and cash payments of approximately $2 million in respect of sellers' indebtedness. In connection with the transaction, Manchester refinanced the acquired $26 million portfolio of receivables through a drawdown on Manchester's $300 million credit facility.

The Company also announced that Rick Stanley, one of the prior owners and principal manager of F.S. English, has entered into an employment agreement to continue as chief executive officer of the F.S. English dealerships. Mr. Stanley has worked extensively in the 'Buy-Here Pay-Here' auto market for the past 18 years.

Rick Stanley commented, 'We believe Manchester will become a national leader in the Buy-Here/Pay-Here automotive segment of the used car industry and we are very pleased to join this growing organization. The Buy-Here/Pay- Here sector of the used car market is expected to grow substantially during the next few years and we believe the competitive advantages of being aligned with an industry leader will benefit our brand, sales and internal efficiencies.'

Earlier this year, the Company announced the acquisition of Nice Cars, Inc., a privately held Buy-Here/Pay-Here auto dealership as well as its affiliate Nice Cars Capital Acceptance Corporation, a credit acceptance company. Additionally, the Company recently announced that it has signed a binding term sheet to acquire all of the outstanding stock of JC Wink Inc., doing business as 'Americars', in an all cash transaction. Americars currently operates one large Buy-Here/Pay-Here outlet and a separate service center in San Antonio, Texas. A second location is presently being remodeled with an anticipated opening in the near future.

Under its strategic business model Manchester is continuing to seek further complementary acquisitions and expects to announce additional acquisitions during the first quarter of 2007.

About F.S. English and GNAC

F.S. English and GNAC headquartered in Indianapolis, Indiana, operates 3 automotive sales lots and a credit acceptance affiliate that focus exclusively on the Buy-Here/Pay-Here segment of the used car market. Buy-Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or past credit problems. F.S. English recorded sales of approximately $18 million for the year ended December 31, 2006.

About Manchester, Inc.

Manchester, Inc. headquartered in Dallas, Texas, seeks to create the preeminent company in the Buy-Here/Pay-Here auto business selling and financing used vehicles to credit-impaired borrowers. The Company intends to sell acquired and newly generated portfolios through a securitization process thereby permitting the Company to continue its growth. On October 4, 2006, Manchester acquired Nice Cars, Inc. and Nice Cars Capital Acceptance Corporation. Nice Cars, Inc., headquartered in Chattanooga, Tennessee, operates six automotive sales lots that focus exclusively on the Buy-Here/Pay- Here segment of the used car market. Buy- Here/Pay-Here dealerships sell and finance used cars to individuals with limited credit histories or impaired credit problems. Nice Cars Acceptance is a financial services affiliate of Nice Cars, Inc. that purchases the retail sales contracts of Nice Cars, Inc. and assumes all rights and responsibilities with respect to sales contracts with varying terms, generally ranging from 36-60 months with interest charges of up to 26% annually. For more information, visit www.manchesterinc.net.

This press release contains 'forward-looking statements' as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Manchester cannot provide assurances that any prospective matters described in the press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential from war or other hostilities in other parts of the world; availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management's ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the Company's ability to retain key management and employees; intense competition and the Company's ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Manchester SEC filings. Manchester undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with the business of Manchester, please refer to the risks and uncertainties detailed in the Manchester SEC filings.